EXHIBIT 99.1

Darling Ingredients Acquires 100% of EnviroFlight
Expanding Investment in Innovative Specialty Proteins and Feed Sustainability

IRVING, TX, January 2, 2020 - Darling Ingredients Inc. (NYSE: DAR), today announced that it has acquired the 50% joint venture interest of EnviroFlight, LLC owned by Intrexon Corporation (NASDAQ: XON), thereby increasing its ownership interest in EnviroFlight to 100%. EnviroFlight, LLC is a leading developer of proprietary technologies which enable the rearing of non-pathogenic black soldier fly (BSF) larvae in a scalable manner. This innovative and responsible approach has considerable potential within the sizable global animal feed industry as it will provide an environmentally-friendly, toxin-free, sustainable source of high-value nutrients. Enviroflight opened the first commercial BSF facility in Maysville, Kentucky in late 2018. Phase 1 of this production facility currently has the capacity to produce 900 tons of dried BSF larvae on an annual basis.

“Expanding our ownership of EnviroFlight empowers us to accelerate our ability to create higher value, sustainable specialty proteins for the agriculture and companion animal feed industries,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “Our purpose is to repurpose, and growing insects for specialty feed ingredients yields 10 times the usable protein per acre compared to producing algae and is at least 50 times the protein per acre compared to soy,” Stuewe added. “We welcome the 62 EnviroFlight team members to the Darling Ingredients family.”

“EnviroFlight has focused on driving necessary change in the global food supply chain to meet the demands of a growing population, and we look forward to working more closely with Darling Ingredients to realize the considerable promise of insect bioconversion to offer solutions that meet this goal,” said Dr. Liz Koutsos, President of EnviroFlight.

EnviroFlight’s insect-based approach offers substantial potential to recover the abundant food surpluses with significantly improved protein yield potential compared to traditional protein sources given their proficiency at converting organic materials into valuable proteins, oils, and frass. EnviroFlight's scalable approach utilizing BSF larvae opens the door to a plentiful source of high-quality nutrients for the animal feed and pet food industries. Virtually all animals eat insects in some capacity in their native environment, and notably within the fish and poultry markets, BSF larvae may be more representative of their typical diet than soybean meal and other plant-based proteins. Additionally, demand for fishmeal and fish oil is expected to outpace the supply for these products for application in the multi-billion dollar aquaculture industry, and BSF larvae meal has proven to be an excellent alternative to fishmeal.

EnviroFlight continues to work with regulatory agencies to gain approval to feed these ingredients to food animals and pets in the USA. EnviroFlight’s comprehensive research program has demonstrated the safety, applicability and value of BSF-derived ingredients in the diets of poultry (broilers and laying hens), swine, and companion animals. The combination of highly digestible nutrients derived from an environmentally friendly process makes BSF larvae the natural choice to help feed animals.

Since late 2014, EnviroFlight has collaborated with Darling Ingredients to refine its scalable production processes for BSF larvae. Darling acquired a 50% ownership interest in EnviroFlight in 2016. With over 135 years of experience, Darling is the foremost reclaimer and processor of inexpensive bio-sustainable feedstocks, repurposing typically inedible ingredients into usable specialty feed and food solutions. Darling’s operational expertise in this area combined with EnviroFlight’s innovative approach employing BSF larvae will be leveraged to standardize processes for creating and optimizing BSFL-based feed.

About EnviroFlight
EnviroFlight is a leader in sustainable animal and plant nutrition aiming to drive transformative change in the global food supply. EnviroFlight’s mission is to develop sustainable animal and plant nutrients using regionally available, low-value materials, emphasizing: production of nutrients in a socially responsible way; eliminate toxins, hormones, and antibiotics from our food supply; and reduce the environmental and financial costs to our food supply.

About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements.  These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business.  Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information contact:
Media	Investors
Melissa A. Gaither	Jim Stark
VP Global Communications & Sustainability	VP, Investor Relations
Phone: +1 (972) 281-4478	+1 (972) 281-4823
Email: mgaither@darlingii.com	james.stark@darlingii.com